EXHIBIT 24
POWERS OF ATTORNEY
     Each person whose signature appears below hereby authorizes Richard W. Parod, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, the Registration Statement on Form S-8 for the Lindsay Corporation 2010 Long-Term Incentive Plan and any post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Signature	Title	Date

/s/ Howard G. Buffett	Director	April 30, 2010
Howard G. Buffett

/s/ Michael N. Christodolou

Michael N. Christodolou	Director and Chairman of the Board	April 30, 2010

/s/ W. Thomas Jagodinski	Director	April 30, 2010

W. Thomas Jagodinski

/s/ J. David McIntosh

J. David McIntosh	Director	April 30, 2010

/s/ Michael C. Nahl

Michael C. Nahl	Director	April 30, 2010

/s/ Michael D. Walter
Michael D. Walter	Director	April 30, 2010

/s/ William F. Welsh II

William F. Welsh II	Director	April 30, 2010